  EXHIBIT 99.1

Nascent Completes Dosing Requirement in Final Cohort of Phase I Clinical Trial

NORTH PALM BEACH, FL January 25, 2023 / -

Nascent Biotech, Inc. (OTCQB: NBIO) ("Nascent Biotech", "Nascent", or the "Company"), a clinical-stage biotechnology Company developing monoclonal antibodies that target various cancer types, announced the completion of the dosing period of their Phase I Clinical Trial evaluating the safety and dose tolerance of Pritumumab (“PTB”) as a treatment for Brain Cancer.

The completion of dosing for the fifth and final Phase I cohort completes safety and dose escalation. The Company will now prepare to submit data and the Phase II Clinical Protocol to the United States Food and Drug Administration (the “FDA”) for evaluation. As the trial remains open for all active and follow-up participants enrolled, we look forward to providing more data on the safety and tolerability of Pritumumab.

PTB is a natural human antibody that binds to Cell surface Vimentin (also referred to as ectodomain vimentin), a protein expressed on the surface of epithelial cancers. PTB is used as a targeted immunotherapy which seeks out only cancer cells while sparing healthy cells.

About Nascent Biotech

Nascent Biotech, Inc is a clinical-stage biotech company engaged in the development of monoclonal antibodies to be used in the treatment of various cancers.  Its products are not commercially available.

For further information please visit our website www.nascentbiotech.com.

Safe Harbor: Statements in this press release about our future expectations constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995.  Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and our actual results could differ materially from expected results.  These risks and uncertainties include, without limitation, Nascent Biotech Inc's ability to target the medical professionals; Nascent Biotech Inc's ability to raise capital; as well as other risks.  Additional information about these and other factors may be described in the Nascent Biotech Inc's Form 10, filed on October 28, 2014, and future filings with the Securities and Exchange Commission.  The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this statement or to reflect the occurrence of unanticipated events, except as required by law.

Corporate Contact

Sean Carrick | President | CEO | Nascent Biotech, Inc.

772.713.0541 Cell | sean.carrick@nascentbiotech.com

Public Relations

EDM Media, LLC

https://edm.media

SOURCE: Nascent Biotech Inc.